FIRST
         CHARTER                           CAROLINA STATE
     CORPORATION                           BANK


                          FOR IMMEDIATE RELEASE
                              June 30, 1997


FROM:     First Charter Corporation
          22 Union Street, North
          Concord, North Carolina  28026-0228

CONTACT:  Lawrence M. Kimbrough
          President and Chief Executive Officer
          (704) 786-3300 Ext. 292

FROM:     Carolina State Bank
          316 South Lafayette Street
          Shelby, North Carolina 28150-5352

CONTACT:  John J. Godbold, Jr.
          President and Chief Executive Officer
          (704) 480-4444




      FIRST CHARTER CORPORATION AND CAROLINA STATE BANK
           ANNOUNCE PRELIMINARY PLANS TO COMBINE

    First Charter Corporation (FCTR) and Carolina State Bank announced today the signing of a letter of intent for the acquisition of Carolina State Bank by First Charter Corporation. The transaction would create a community banking company serving the Greater Charlotte Metropolitan Area of North Carolina with combined assets of approximately $700 million.

     In the transaction, Carolina State Bank shareholders would receive 1.023 shares of First Charter Common Stock for each share of Carolina State Bank Common Stock. Based on a First Charter stock price of $21.75 per share on June 27, 1997, the total transaction value equals $38.3 million of $22.25 for each share of Carolina State Bank Common Stock. The transaction will be structured to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests. In addition, in connection with the signing of the letter of intent, Carolina State Bank has granted First Charter the option to purchase up to 19.9 percent of its outstanding common stock, under certain circumstances. Orr Management Company of Winston-Salem advised Carolina State Bank in the negotiations.

Consummation of the transaction is subject to certain conditions, including negotiation of a definitive agreement containing customary terms and conditions of closing and receipt of regulatory and shareholder approvals. First Charter Corporation
Common Stock is traded on the NASDAQ National Market under the quotation symbol "FCTR."